Amendment to Employment Agreement
                        ---------------------------------

      Amendment, dated as of January 1, 2000 ("Amendment") to Employment Agreement, dated as of July 31, 1997 (the "Employment Agreement") between Premier Parks Inc. (the "Company") and Gary Story (the "Executive").

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      The Company and the Executive are parties to the Employment Agreement and wish to extend the Term thereof and make certain other amendments thereto. Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Employment Agreement.

      NOW, THEREFORE, the parties, intending to be legally bound, agree as follows.

      1. Section 3 of the Employment Agreement is hereby amended in its entirety to read as follows:

      "3. Term. Unless sooner terminated in accordance with the provisions of
      Section 10 hereof, the term of the Executive's employment under this Agreement shall commence on the date hereof and shall end on December 31, 2003 (the "Term")."

      2. The first sentence of Section 5(a) of the Employment Agreement is hereby amended in its entirety to read as follows:

      "The Company shall pay or cause to be paid to the Executive a base salary (the "Base Salary") of (i) during the year ending December 31, 2000, $600,000 per annum, and (ii) during each succeeding calendar year (or portion thereof) during the Term an amount per annum equal to $40,000 plus the Base Salary in effect at the end of the immediately preceding calendar year."

      3. The second sentence of Section 5(b) of the Employment Agreement is hereby amended to read in its entirety as follows:

      "The Bonus will be payable with respect to each of the Company's fiscal years ending on or prior to December 31, 2003 and, except as provided in
      Section 5(c), will be payable as follows: (i) 75% of the estimated Bonus will be paid to the Executive in the immediately succeeding January; and
      (ii) the remaining amount of the bonus over the amount previously paid in January of that year will be paid to the Executive not later than 120 days after the end of the preceding year."

      4. Except as specifically amended by this Amendment, the Employment Agreement shall remain in full force and effect.

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      IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed in its corporate name, and the Executive has manually signed his name hereto, all as of the day and year first above written.

                                    PREMIER PARKS INC.


                                    By:
                                       ---------------------------
                                       Paul A. Biddelman
                                       Chairman of the
                                       Compensation Committee


                                       ---------------------------
                                       GARY STORY